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EXHIBIT 23.3   CONSENT OF MULDOON, MURPHY & FAUCETTE

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                                     CONSENT


     We hereby consent to the references to this firm and our opinions in the Registration Statement on Form S-1 filed by Delphos Citizens Bancorp, Inc. and all amendments thereto and the Application for Conversion on the Form AC filed by Citizens Federal Savings and Loan Association of Delphos (the "Association") and all amendments thereto, relating to the conversion of the Association from a federally-chartered mutual savings association to a federally-chartered stock savings bank to be known as Citizens Bank of Delphos, the concurrent issuance of the Association's outstanding capital stock to Delphos Citizens Bancorp, Inc., a holding company formed for such purpose, and the offering of Delphos Citizens Bancorp, Inc.'s common stock.

                                /s/ MULDOON, MURPHY & FAUCETTE




Dated this 22nd day of
August, 1996